Exhibit 10.7

EXECUTION VERSION

FACILITY AGREEMENT

This Facility Agreement (this “Agreement”), dated as of August 2, 2022 (the “Effective Date”), is entered into by and between CLIFFWATER CORPORATE LENDING FUND, a Delaware statutory trust (the “Seller”), and KKR FS INCOME TRUST, a Delaware statutory trust (the “Purchaser”).

RECITALS

WHEREAS, the Seller agrees to from time to time acquire certain assets as the Purchaser may request and the Seller may approve in its sole discretion;

WHEREAS, pursuant to the terms set forth herein, the Seller may (and, on the Settlement Date or at the request of the Purchaser, shall) transfer and assign to the Purchaser all of its right, title and interest in and to the applicable Forward Purchase Assets (as defined below); and

WHEREAS, subject to the terms and provisions hereof, the intention of the Seller and the Purchaser with respect to the allocation of the economics in connection with Purchased Loans and Available Unfunded Commitments held by the Seller is for (x) the Seller to receive (i) all interest (including interest paid-in-kind interest) accrued, due, paid or payable on any Purchased Loan until the Trade Date of such Purchased Loan, (ii) all fees (other than one-time fees) that regularly accrue and are payable to all lenders on account of their loans or commitments outstanding until the Trade Date of any applicable Purchased Loan and Available Unfunded Commitments, (iii) all amendment fees in connection with any Purchased Loans and Available Unfunded Commitments until the Trade Date thereof and (iv) Additional Consideration on the amount of any funded portion of any Purchased Loan or any Available Unfunded Commitment assumed by the Seller, to the extent OID and Fees (1) were paid or payable by the underlying obligor on such amount and resulted in a downward adjustment of the Purchase Price or (2) were paid directly to the Purchaser, (y) the Purchaser to receive (i) all termination fees, prepayment premiums, make-whole or similar fees or payments with respect to all Purchased Loans and all Available Unfunded Commitments and (ii) all OID and Fees, including through an adjustment to the Purchase Price, for all Purchased Loans and all Available Unfunded Commitments, with the Seller receiving any OID and Fees for any Purchased Loan that is fully or partially paid off and cannot be reborrowed, to the extent such OID and Fees are attributable to the portion of the Purchased Loan that is paid off and (z) the Purchaser and the Seller to reasonably determine if any other fee is similar to any of the categories above and to cooperate in good faith to determine how to allocate it based on the allocations above or, if not at all similar, to cooperate in good faith to determine how to allocate it;

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Specific Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Additional Consideration” means, (x) with respect to any Purchased Loan, Available Unfunded Commitment or any portion of the foregoing in which the underlying obligors thereto have not paid any OID and Fees prior to the Trade Date thereof, zero and (y) except as set forth in the immediately preceding clause (x), with respect to any Purchased Loan, any Available Unfunded Commitment or any portion of the foregoing that is held by the Seller as of the Trade Date thereof and which OID and Fees have been paid on or prior to the Trade Date thereof and which OID and Fees are either paid directly to the Purchaser on account of the applicable Purchased Loan, Available Unfunded Commitment or portion of the foregoing or indirectly by way of a reduction of the Purchase Price of the applicable Purchased Loan, Available Unfunded Commitment or portion of the foregoing for (i) less than or equal to 180 days, 0.50% of the par value or unfunded amount, as applicable, of such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing, as applicable, as of the Trade Date for such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing, as applicable, or (ii) greater than 180 days, 1.00% of the par value or unfunded amount, as applicable, of such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing, as applicable, as of the Trade Date for such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing, as applicable.

“Available Unfunded Commitments” means fully committed (subject only to limited customary conditionality acceptable to the Purchaser and, in any event, not subject to consent or approval of any agent or lender) unfunded commitments of a delayed draw term loan or revolving line of credit assumed (by entry into an assignment and assumption agreement or otherwise) by the Seller pursuant to Section 2.1(b).

“Capital Condition” means the Purchaser having called and received cash funding from subscriptions in an aggregate amount of at least two hundred and fifty million Dollars ($250,000,000).

“Commitment Amount” means, from the Effective Date to and excluding the Commitment Termination Date, the lesser of (a) (i) One Hundred Million Dollars ($100,000,000), plus (ii) the aggregate Initial Principal Amount of each Purchased Loan held by the Seller and each prospective Purchased Loan approved pursuant to Section 2.1(b) by the Seller plus any unfunded commitments associated with each such Purchased Loan and approved Purchased Loan (in each case, including, for the avoidance of doubt, delayed draw term loans and the unfunded portion of any revolving lines of credit), minus, without duplication, (iii) the aggregate Principal Proceeds consisting of principal received with respect to such outstanding Purchased Loans reducing the principal amount thereof and (b) Five Hundred Million Dollars ($500,000,000), as such amount may be increased from time to time as the Purchaser and the Seller may agree in writing (including, without limitation, by email).

“Commitment Termination Date” means the date on which the Seller, in its sole discretion, terminates its obligations with respect to the Commitment Amount; provided the Seller (a) shall not terminate such obligations for a period of eighteen months from the date hereof and (b) shall provide the Purchaser with no less than thirty (30) days’ prior notice in writing (including, without limitation, by email) of the Commitment Termination Date; provided, that, notwithstanding the foregoing, the occurrence of the Facility End Date shall immediately result in the occurrence of the Commitment Termination Date.

“Confidential Information” means this Agreement, the terms contained herein and all information provided by any party hereto (the “Disclosing Party”) to any other party hereto (the “Receiving Party) in connection with this Agreement or the transactions contemplated herein relating to the Disclosing Party or any of its businesses or any portfolio investment.

“Credit Agreement” means, with respect to each Purchased Loan and Available Unfunded Commitment, the loan, note or credit agreement specified in the applicable Initial Purchase Request.

“Delayed Comp Trigger Date” has the meaning set forth in Section 2.8 hereof.

“Disclosing Party” has the meaning set forth in the definition of “Confidential Information”.

“Dollar” and “$” mean lawful money of the United States.

“Effective Date” has the meaning set forth in the recitals hereof.

“Facility End Date” means the date on which (i) an Insolvency Proceeding is commenced by the Purchaser or (ii) an Insolvency Proceeding is commenced against the Purchaser and is not dismissed or stayed within 60 days.

“Forward Purchase” has the meaning set forth in Section 2.2 hereof.

“Forward Purchase Asset” has the meaning set forth in Section 2.2 hereof.

“Initial Purchase Date” has the meaning set forth in Section 2.1(b) hereof.

“Initial Principal Amount” means, with respect to any Purchased Loan or portion thereof that is a term loan, the aggregate par principal amount of such Purchased Loan or portion thereof, as applicable, made by the Seller on the Initial Purchase Date in respect thereof, in each case, for the avoidance of doubt, without giving effect to the amount of any OID and Fees.

“Initial Purchase Request” has the meaning set forth in Section 2.1(a) hereof.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other person for security purposes.

“Loan Rights” means, with respect to any Purchased Loan or portion thereof or any Available Unfunded Commitments, all proceeds thereof and other assets or property related thereto, including, without limitation, all right, title and interest of the Seller in and to:

(a) all rights with respect to such Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable, to which the Seller is entitled as lender under the applicable Related Documents;

(b) any underlying collateral securing such Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable, and all recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing on and after the Trade Date of such Purchased Loan or portion thereof, as applicable;

(c) all Related Documents of such Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable;

(d) all insurance policies (if any) with respect to such Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable;

(e) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of the Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable, together with all financing statements, mortgages or similar filings signed or authorized by an obligor relating thereto;

(f) all records (including computer records) with respect to the foregoing;

(g) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Seller (in its capacity as a lender with respect to such Purchased Loan or portion thereof, as applicable) against any person or entity, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all claims at law or in equity related to the rights and obligations sold and assigned pursuant hereto; and

(h) except as otherwise set forth herein, all collections, income, payments, proceeds and other benefits with respect to such Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable, of each of the foregoing.

“OID and Fees” means, with respect to any Purchased Loan, any Available Unfunded Commitment or any portion of the foregoing, the amount of any one-time “original issue discount”, upfront fees, commitment fees, arrangement fees, underwriting fees, placement fees, upsize fees and any other similar or one-time fees related to the making or funding of, or the commitment to make or fund, such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing, in each case, paid (or due and payable and not paid) by the underlying obligors in connection with such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing, as applicable (including by way of netting from the proceeds of such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing, as applicable).

“Principal Proceeds” means, with respect to any Purchased Loan or portion thereof, all payments actually received by the Seller in respect of the repayment of the principal amount of such Purchased Loan or portion thereof, as applicable, excluding, for the avoidance of doubt, termination fees, prepayment premiums, make-whole or similar fees or payments, if any, and regardless of whether paid by the obligor, an insurer, guarantor or other obligor or as a result of enforcement of security; provided that (a) the principal amount of a Purchased Loan or portion thereof, as applicable, may be increased from time to time as the result of a “payment-in-kind” feature of such Purchased Loan or portion thereof, as applicable, and such increases shall not constitute Principal Proceeds and (b) principal reimbursement payments in respect of such increased principal amount shall constitute Principal Proceeds hereunder.

“Principal Repayment Amount” means, with respect to any Purchased Loan or portion thereof, as applicable, an amount equal to the aggregate amount of Principal Proceeds actually received by the Seller during the period from (and including) the Initial Purchase Date in respect thereof to (and excluding) the Trade Date in respect thereof.

“Purchase Price” means, with respect to

(a) any Purchased Loan or portion thereof, on the Trade Date thereof, consisting of funded amounts, a Dollar amount equal to the sum of:

(i) the aggregate par outstanding principal amount of such funded Purchased Loan or portion thereof, as applicable, on such Trade Date, plus, to the extent not included in this clause (i),

(ii) the amount of any uncapitalized “payment-in-kind” interest under such Purchased Loan or portion thereof, as applicable, accrued through the Trade Date, minus

(iii) the sum of (x) the amount of any OID and Fees paid on account of such Purchased Loan or portion thereof, as applicable (excluding, for the avoidance of doubt, any OID and Fees attributable to any other portion of a Purchased Loan that has been repaid or prepaid by the underlying obligor and is not available to reborrow prior to such Trade Date) plus, without duplication, (y) the amount of any termination fees, prepayment premiums, make-whole or similar fees or payments paid or due and payable on account of such Purchased Loan or portion thereof (other than the portion consisting of “payment-in-kind” interest ) as of such Trade Date, plus

(iv) the Additional Consideration for the aggregate par outstanding principal amount of such Purchased Loan or portion thereof, as applicable; and

(b) any amounts consisting of Available Unfunded Commitments or a portion thereof as of the Initial Purchase Date that have not been funded as of the Trade Date thereof, a Dollar amount equal to the difference of (and without duplication of any amounts payable or deductions in clause (a) above):

(i) the Additional Consideration for such Available Unfunded Commitment or portion thereof, as applicable as of such Trade Date; minus

(ii) the amount of any OID and Fees paid on account of such Available Unfunded Commitment or portion thereof, as applicable (excluding, for the avoidance of doubt, any OID and Fees attributable to any other portion of the Available Unfunded Commitments that have been terminated, not funded and are not available to be reborrowed by the underlying obligor prior to the Trade Date).

“Purchased Loan” has the meaning set forth in Section 2.1(b) hereof.

“Purchaser” has the meaning set forth in the recitals hereof.

“Receiving Party” has the meaning set forth in the definition of “Confidential Information”.

“Related Documents” means, with respect to any Purchased Loan or Available Unfunded Commitment, all credit, loan and note purchase agreements, security agreements, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with such Purchased Loan or Available Unfunded Commitment.

“Sacred Voting Rights” means, with respect to any Purchased Loan or Available Unfunded Commitments and their respective Related Documents, any amendment, waiver, discharge, or termination thereof having the effect of (a) increasing the amount or extending the term of any commitment of the Seller to make advances thereunder, extending or otherwise modifying any scheduled interest payment date, scheduled amortization payment date or the final maturity date or accelerating the obligation of such lender to make advances thereunder, (b) reducing the principal amount, the amount or rate of interest, or any fees or other amounts payable by the underlying obligors, (c) releasing all or substantially all of the Liens granted or guarantees made in favor of the Seller under such Related Documents, except, in each case, as otherwise contemplated or permitted therein, or (d) changing the ratable payments to lenders or amending the definition of “Required Lenders” (or any other term having similar meaning), in each case, in any manner that is adverse in any material respect to the Seller.

“Sacred Voting Rights Request” has the meaning set forth in Section 2.6 hereof.

“Seller” has the meaning set forth in the recitals hereof.

“Settlement Date” has the meaning set forth in Section 2.2 hereof.

“Subscription Threshold Date” means the initial date that the Purchaser has raised investor subscriptions that are callable, have been called or received in an aggregate amount of at least six hundred million Dollars ($600,000,000).

“Trade Date” means, with respect to any Purchased Loan or portion thereof or Available Unfunded Commitments, such business day as reasonably requested by the Purchaser or the Seller to the other party and consented to by such other party (such consent not to be unreasonably withheld, conditioned or delayed and to be deemed given if not rejected by written notice to the requesting party within three business days of such request; provided that, if rejected, such written notice shall include a request for a reasonable alternative business day not to exceed seven business days from the date of such initial request); provided that such business day shall not, unless otherwise agreed between the Purchaser and the Seller, occur (i) on the last week of a fiscal quarter of the Purchaser or the Seller or (ii) earlier than the later of (x) the thirtieth (30th) day following the date on which the Seller or the Purchaser provides notice to the other party requiring the Forward Purchase thereof and (y) the date that is six weeks after the immediately preceding Trade Date for the immediately preceding Forward Purchase hereunder.

“Unfunded Commitment Limit” has the meaning set forth in Section 2.1(b) hereof.

“Voting Rights” has the meaning set forth in Section 2.6 hereof.

ARTICLE II.

PURCHASE

Section 2.1. Initial Purchase.

(a) From time to time prior to the Commitment Termination Date, the Purchaser may request in writing, including, without limitation, by email (each such request, an “Initial Purchase Request”), that the Seller acquire one or more loans and related commitments, if any, or otherwise become a lender under the applicable Credit Agreement pursuant to which such loans and commitments are made.

(b) Upon receipt by the Seller of such Initial Purchase Request together with any diligence, underwriting, investment committee and other similar materials (including, without limitation, a completed Excel spreadsheet substantially in the form attached hereto as Exhibit A) prepared by the Purchaser and/or its affiliates (which may be in draft form and which the Purchaser shall have no obligation to update or supplement after delivery thereof) and made available to the Seller at the time of such Initial Purchase Request (it being understood that such information may be redacted to take into account any confidential or proprietary information of Purchaser), the Seller shall have the right, in its sole and absolute discretion, to approve or reject such Initial Purchase Request and to request additional information in connection therewith. The Seller shall notify the Purchaser in writing, including without limitation, by email, of its approval or rejection of such Initial Purchase Request no later than the fifth (5th) business day succeeding the date on which it receives the Initial Purchase Request. If the Seller approves such Initial Purchase Request, the Seller shall purchase (each, an “Initial Purchase”) such loans (and assume any Available Unfunded Commitments associated with such loans) (each such loan, together with any loans funded after the Initial Purchase Date thereto pursuant to an Available Unfunded Commitment assumed in connection therewith, a “Purchased Loan”) specified in such Initial Purchase Request on the terms set forth in the relevant Initial Purchase Request (the date on which the Seller acquires such Purchased Loan, assumes such

Available Unfunded Commitments or otherwise becomes a lender or holder, as applicable, of such Purchased Loan or Available Unfunded Commitments, an “Initial Purchase Date”); provided, that immediately after giving effect to such Initial Purchase, (A) the sum of the aggregate outstanding funded principal amount of each Purchased Loan plus any Available Unfunded Commitments associated with each such Purchased Loan shall not exceed the Commitment Amount; and (B) the aggregate Available Unfunded Commitments shall not exceed 20% of the cost basis of all Purchased Loans (the “Unfunded Commitment Limit”).

Section 2.2. Forward Purchase.

(a) Subject to the terms and conditions of this Agreement (including this Section 2.2) and the satisfaction of the Capital Condition, the Seller or the Purchaser may provide notice in writing (including, without limitation, by email) to the other party requiring the Purchaser (or its designee) to purchase and the Seller to sell on an applicable Trade Date (it being understood that the actual settlement of such purchase and sale may be delayed) all or a portion (based on the outstanding principal amount) of one or more Purchased Loans, and assume a ratable portion of the Available Unfunded Commitments associated with such Purchased Loan (each Purchased Loan or portion thereof that is purchased, together with each related Available Unfunded Commitment that is assumed, by the Purchaser under this Section 2.2, a “Forward Purchase Asset”, and each such purchase, a “Forward Purchase”); provided, that the foregoing shall not be construed to enable the Seller, unless consented to by the Purchaser in its sole discretion, to require the Purchaser to purchase all or any portion of any Purchased Loan or any Available Unfunded Commitments that would cause the collective Purchase Price for, collectively, such Purchased Loan and related Available Unfunded Commitments paid by the Purchaser to the Seller in connection with any Forward Purchase thereof since the Effective Date (including, for the avoidance of doubt, the Purchase Price in connection with all of the purchases made at the election of the Purchaser) to exceed, with respect to any Purchased Loan and any Available Unfunded Commitment with an Initial Purchase Date that occurred (x) prior to the Subscription Threshold Date, an amount equal to 3.0% of the aggregate subscriptions that the Purchaser has raised on or prior to the Trade Date of such purchase and (y) on or after the Subscription Threshold Date, an amount equal to 2.0% of the aggregate subscriptions that the Purchaser has raised on or prior to the Trade Date of such purchase; provided further, that, with respect to any Purchased Loan and any Available Unfunded Commitment with an Initial Purchase Date that occurred on or after the Subscription Threshold Date, the Seller shall not require the Purchaser to purchase all or any portion of such Purchased Loan or such Available Unfunded Commitment prior to the date that the Purchaser has aggregate subscriptions that it has called and received cash funding from in an aggregate amount that is at least two hundred fifty million Dollars ($250,000,000) more than the aggregate subscriptions that it had called and received cash funding from as of the Initial Purchase Date of such Purchased Loan or such Available Unfunded Commitment, as applicable. Any Forward Purchase hereunder shall be subject to the condition precedent that the Unfunded Commitment Limit will be satisfied immediately after giving effect thereto.

(b) On the applicable Trade Date for any Forward Purchase, the Seller and the Purchaser shall enter into documentation with respect to such Forward Purchase pursuant to which the Seller shall sell, transfer, assign and otherwise convey to the Purchaser (or its designee), and the Purchaser shall purchase and, as applicable, assume (or cause its designee to purchase and, as applicable, assume) for an amount equal to the Purchase Price of the applicable Forward Purchase Assets, all right, title and interest of the Seller (whether now owned or hereafter acquired or arising, and wherever located) in and to such Forward Purchase and the Purchased Loan Rights in respect of such Forward Purchase Asset; provided that the Seller and the Purchaser (or its designee) shall negotiate in good faith appropriate alternative documentation for any Forward Purchase Asset for which assignment is not permissible (including through one or more customary participation agreements in a form agreed to by the Purchaser and the Seller or, if not agreed otherwise, in the form attached hereto as Exhibit B) and cooperate in good faith to settle the transfer of any such Forward Purchase Asset as promptly as practicable. The Seller and the Purchaser shall use reasonable efforts to settle such Forward Purchase as soon as reasonably practicable and on such date as may be reasonably agreed by the Seller and the Purchaser (the date of each such settlement, a “Settlement Date”). To the extent such Settlement Date does not occur on the Trade Date of such Forward Purchase, the delayed compensation provisions in Section 2.8 shall apply to such Forward Purchase. Such Forward Purchase Asset and such Loan Rights so sold pursuant to this Section 2.2 shall be transferred and assigned to the Purchaser (or its designee) free and clear of all Liens, except such Liens imposed by any financing provider to the Seller, which Liens shall be released on or prior to the Settlement Date of such Forward Purchase. Unless otherwise agreed to by the Purchaser and the Seller, the Purchaser and the Seller shall use ClearPar to enter into each Forward Purchase hereunder to the extent available for such and commercially reasonable to use for such Forward Purchase.

(c) Unless otherwise agreed to by the Purchaser and the Seller, each Forward Purchase pursuant to this Section 2.2 shall be for Forward Purchase Assets with a Purchase Price of at least $5,000,000 (or, if less, the Purchase Price of all remaining Purchased Loans and Available Unfunded Commitments held by the Seller). All or a portion of any Forward Purchases pursuant to this Section 2.2 shall be conducted in a manner such that the Purchased Loans held the longest by the Seller will be purchased first; provided, however, that the Purchaser and the Seller may agree in writing to conduct such Forward Purchase on a pro rata basis for all or a portion of the Purchased Loans (or in such other manner as the Purchaser and the Seller may otherwise agree).

(d) On the Facility End Date, the Purchaser shall be required to purchase all Purchased Loans and assume Available Unfunded Commitments held by the Seller at a price and subject to such economic terms and provisions determined pursuant to the terms and provisions hereof.

Section 2.3. Principal, Interest and Fees.

(a) For purposes of calculating the Purchase Price, (i) all Principal Proceeds (without duplication of any interest paid in kind), all OID and Fees paid on account of any portion of a Purchased Loan this is repaid or prepaid and not available to be reborrowed and Available Unfunded Commitments that have been terminated, not funded and are not available to be reborrowed by the underlying obligor and all amendment fees attributable to a Purchased Loan, Available Unfunded Commitment or portion of the foregoing that are accrued, earned, paid or payable, in each case, in respect of a Forward Purchase Asset prior to the Trade Date of such Forward Purchase Asset, and (ii) all cash interest and payment-in-kind interest and all fees (other than one-time fees) that regularly accrue and are payable to all lenders under the applicable Related Documents of a Purchased Loan or Available Unfunded Commitment on account of such lenders’ loans or commitments outstanding pursuant to such Related Documents that, in each case, are earned, accrued, paid or payable in respect of a Forward Purchase Asset prior to the Trade Date of such Forward Purchase Asset shall, in each case of subclauses (i) and (ii) of this clause (a), be solely for the benefit of the Seller and retained by the Seller; in the event that the Purchaser receives cash payment of any such amount (and such amount was not reflected in the calculation of the Purchase Price), the Purchaser shall remit such amount to the Seller within two (2) business days of the receipt thereof. Notwithstanding anything to the contrary contained herein, in the event that any portion of a Purchased Loan held by the Seller has been repaid or prepaid and has become unavailable to be reborrowed and all related Available Unfunded Commitments to such Purchased Loan have been terminated, not funded and have become not available to be reborrowed by the underlying obligor, the Seller shall retain all amounts in connection therewith except as set expressly set forth in subclause (iii) of clause (b) below and the Purchaser shall not owe the Seller any Additional Consideration in connection therewith.

(b) For purposes of calculating the Purchase Price, (i) all amounts set forth in subclauses (i) and (ii) of clause (a) above that are earned, accrued, paid or payable (except to the extent accruing, earned, paid or payable for the period as expressly set forth in subclauses (i) and (ii) of clause (a) above) in respect of a Forward Purchase Asset on and after the Trade Date, (ii) all OID and Fees earned, accrued, paid or payable on a Forward Purchase Asset (except to the extent set forth in subclauses (i) and (ii) of clause (a) above) and (iii) all termination fees, prepayment premiums, make-whole or similar fees or payments paid or payable on account of a Purchased Loan, Available Unfunded Commitment or portion of the foregoing shall, in each case of subclauses (i), (ii) and (iii) of this clause (b), be solely for the Purchaser’s benefit and reflected in the Purchase Price if received prior to the Trade Date of such Forward Purchase Asset and, to the extent received or payable on or after such Trade Date retained by the Purchaser; in the event that the Seller receives payment of any such amount (and such amount was not otherwise netted in the calculation of the Purchase Price), the Seller shall remit such amount to the Purchaser within two (2) business days of the receipt thereof. To the extent not reflected in the Purchase Price, the Seller agrees that if it receives any amounts that the Purchaser is entitled to under this clause (b), then the Seller shall remit such amounts to the Purchaser within two (2) business days of the receipt thereof. For the avoidance of doubt, in the event that a Purchased Loan has been repaid or prepaid in full (other than contingent obligations) by the underlying obligor or an Available Unfunded Commitment is terminated in full, the Seller agrees to remit all amounts specified in subclause (iii) of this clause (b) that are received by the Seller with respect to such Purchased Loan and such Available Unfunded Commitment to the Purchaser within two (2) business days of the receipt thereof.

(c) Notwithstanding the foregoing Section 2.3(a) and (b), (i) for the avoidance of doubt, nothing contained in this Section 2.3 shall be duplicative of any amounts (whether payable, credits, deductions, additions or otherwise) that are part of the calculation of the Purchase Price and (ii) with respect to any fees or other amounts not specified in Section 2.3, each of the Purchaser and the Seller shall cooperate in good faith to determine whether such fees or other amounts shall be allocated to the Purchaser or the Seller, with such determination to be made using rationales reasonably consistent with the rationales used to determine the allocations set forth in Section 2.3(a) and (b) and the definition of Purchase Price.

Section 2.4. Capital Condition. For the avoidance of doubt, the parties agree that, notwithstanding any provision to the contrary herein, the Purchaser shall not be required, at any time prior to the Facility End Date, to enter into any transaction to purchase any Purchased Loan or Available Unfunded Commitment pursuant to, or be subject to any other obligations arising under, this Agreement unless and until the Trade Date in respect of such Purchased Loan or such Available Unfunded Commitment has occurred and the Capital Condition has been satisfied.

Section 2.5. Seller’s Covenants.

(a) Absent the occurrence of the Facility End Date, the Seller will not directly or indirectly sell, transfer, assign, pledge or otherwise dispose of any Purchased Loan or any Available Unfunded Commitments other than to the Purchaser pursuant to Section 2.2 hereof; provided that the Seller shall be permitted to sell, transfer, assign or otherwise dispose of the portion of Purchased Loans and Available Unfunded Commitments that the Seller attempts, but is unable, to sell to the Purchaser pursuant to Section 2.2 to the extent that the Purchaser (i) defaults in any material respect on its obligations under Section 2.2 not due to any act or omission by the Seller or any of its affiliates or any of its lenders with respect to such portion of such Purchased Loans and Available Unfunded Commitments and (ii) has not cured such default prior to the date of such sale, transfer, assignment or other disposition by the fifth business day after the earlier of the Purchaser being notified in writing or otherwise becoming aware of such default; provided, further, that the Seller may pledge any Purchased Loans and Available Unfunded Commitments to secure obligations of Seller to an unaffiliated third party financing provider to the Seller in the ordinary course of business of the Seller (which pledge shall be released on or prior to the Settlement Date of the Forward Purchase of such Purchased Loan and Available Unfunded Commitment). Subject to the immediately foregoing sentence, the Seller shall not directly or indirectly create, incur, assume or suffer to exist any Lien of any kind with respect to any Purchased Loan or Available Unfunded Commitment.

(b) The Seller hereby covenants and agrees that this Agreement and its obligations hereunder do not and will not conflict with, or result in a breach of, any agreement that it is a party to in any material respect and that at all times it will be able to consummate each Forward Purchase and sell, assign and transfer each Purchased Loan and each Available Unfunded Commitment to the Purchaser (or its designee) free and clear of all Liens on the applicable Settlement Date.

Section 2.6. Voting of Loans. The Seller (i) shall not take (and shall refrain from taking) any action with respect to which the Seller has the right to vote on or consent to any waiver, amendment, modification or other action with respect to any Purchased Loan or Available Unfunded Commitment or any documentation relating thereto (collectively, “Voting Rights”), except to exercise Sacred Voting Rights or otherwise in accordance with the prior instructions of the Purchaser and (ii) shall take (or refrain from taking) any action with respect to the Voting Rights (other than any Sacred Voting Rights) in accordance with the prior instructions of Purchaser. The Seller shall use commercially reasonable efforts to notify the Purchaser in writing of any matter, vote or action with respect to which the Seller has Sacred Voting Rights reasonably in advance of any exercise of (or inaction with respect to) such Sacred Voting Rights; provided no such notification shall be required with respect to any Purchased Loan or Available Unfunded Commitments for which the Purchaser or any of its affiliates is a lender under the Related Documents thereto. The Purchaser may, but is not required, to request that the Seller take or cause to be taken (or refrain or cause to refrain from taking) any action with respect to the Sacred Voting Rights (such request, a “Sacred Voting Rights Request”) and the Seller will notify the Purchaser whether it will or will not exercise the Sacred Voting Rights in accordance with the Sacred Voting Rights Request. For the avoidance of doubt, the Seller shall be entitled to take (or refrain from taking) any action in its sole discretion in respect of any Sacred Voting Rights. Notwithstanding anything in this Agreement to the contrary, the Seller and the Purchaser agree that, if the Seller, under the terms of this Agreement, becomes capable of selling, transferring, assigning or otherwise disposing of any portion of Purchased Loans to any person or entity other than Purchaser (or its designee), the Seller may take any action in respect of the Voting Rights with respect to such Purchased Loans, and any obligations of the Seller and the rights of the Purchaser under this Section 2.6 in respect of such Purchased Loans shall become null and void (irrespective of whether the Seller actually sells, transfer, assigns or otherwise disposes of any portion of Purchased Loans).

Section 2.7. Documentation, Reports, etc. The Seller shall, within seven (7) business days of any written request by the Purchaser, confirm such information as the Purchaser may reasonably request in respect of each Purchased Loan and Available Unfunded Commitments as the amount actually funded by the Seller in cash in respect of such Purchased Loan or the OID and Fees in respect of such Purchased Loans and Available Unfunded Commitments, the Principal Repayment Amount in respect of any Purchased Loan and Available Unfunded Commitment, and other amounts or property received by Seller in connection with such Purchased Loan and Available Unfunded Commitment.

Section 2.8. Delayed Compensation. In the event that the Settlement Date in respect of any Forward Purchase (a) does not occur on the Trade Date thereof and (b) occurs (i) on or before seven (7) business days of such Trade Date (such date, a “Delayed Comp Trigger Date”), the parties hereto agree that any references to “Trade Date” in this Agreement (other than in this Section 2.8 and in the definition of “Trade Date” and Sections 2.2, 2.4 and 3.1) shall be deemed references to such Settlement Date and (ii) after the Delayed Comp Trigger Date in respect of such Forward Purchase, any references to “Trade Date” in this Agreement (other than in this Section 2.8 and in the definition of “Trade Date” and Sections 2.2, 2.4 and 3.1) shall be deemed references to such Delayed Comp Trigger Date, and Buyer shall pay to Seller with respect to such Forward Purchase (and if it has not been sold by way of a participation) an amount equal to the product of (A) the sum of (I) the average of all the individual daily simple SOFRs for each day in the period from (and including) the date two (2) business days before the Delayed Comp Trigger Date and to (but excluding) the date that is two (2) business days before the Settlement Date of such Forward Purchase plus (II) a spread adjustment equal to 11.448 basis points, times (B) the Purchase Price of such Forward Purchase, times (C) the actual number of days elapsed between the Delayed Comp Trigger Date and the Settlement Date, in each case, of such Forward Purchase, times (D) 1/360.

ARTICLE III.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1. Representations, Warranties and Covenants. Each party hereto makes the following representations and warranties to the other as of the Effective Date, each Initial Purchase Date (solely in respect of the Seller), each Trade Date and each Settlement Date:

(a) Due Organization. It is duly organized in the jurisdiction of its organization, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement.

(b) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery of, and the performance of its obligations under, this Agreement and the other instruments, certificates and agreements contemplated hereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and bind obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws and general principles of equity (whether such enforceability is considered in a suit at law or in equity).

(c) Non-Contravention. None of the execution and delivery of this Agreement, the consummation of the transaction herein contemplated, or compliance by it with the terms, conditions and provisions hereof, will (i) conflict with, or result in a material breach or violation of, or constitute a default under its constituent documents or (ii) conflict with or contravene in any material respect any applicable law, order, writ, judgment, award, injunction or decree binding on or affecting it or affecting any of its assets or properties.

Section 3.2. Purchaser’s Covenants.

(a) With respect to each Purchased Loan acquired by the Seller, the Purchaser shall provide or cause its affiliates to provide to the Seller no less frequently than quarterly and at the Purchaser’s expense (i) any marks and discount rates obtained by the Purchaser in connection with the valuation of such Purchased Loan and (ii) a report of a third party valuation firm with respect to each such Purchased Loan; provided that, the Purchaser shall not be required to disclose to the Seller any information to the extent such disclosure would violate any agreement or confidentiality obligation and, without limiting the foregoing, the Seller agrees that the receipt of such information is conditioned on the Seller receiving the consent of such valuation firm (including by entering into a non-reliance letter acceptable to such valuation firm).

(b) The Purchaser shall provide to the Seller preliminary information regarding the aggregate amount of its called and uncalled subscriptions and its asset holdings (including, without limitation, any tranche information) and the existence of any known material events of default (which has resulted in the applicable counterparty becoming capable of exercising remedies thereunder, whether or not such remedy is actually exercised) under its debt facilities that are known to the Purchaser and that have not previously been disclosed by the Purchaser to the Seller, in each case, within five business days of the end of each calendar month.

(c) The Purchaser hereby covenants and agrees that this Agreement and its obligations hereunder do not and will not conflict with, or result in a breach of, any agreement that it is a party to in any material respect and that at all times it will be able to consummate each Forward Purchase and purchase, receive and accept each Purchased Loan and each Available Unfunded Commitment from the Seller.

(d) The Purchaser shall promptly (and in any event within five (5) business days of its receipt thereof) deliver to the Seller any and all material amendments relating to the Purchased Loans.

ARTICLE IV.

MISCELLANEOUS

Section 4.1. Further Assurances. Each of Seller and Purchaser covenants and agrees, without further consideration, to prepare, execute, acknowledge, file, record and deliver such other instruments, documents and statements (including, without limitation, the applicable assignment and assumption agreement in the event of any Forward Purchase made pursuant to Section 2.2 hereof), and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement, including without limitation to cause and/or effect the sale, transfer, assignment and conveyance of its right, title and interest in and to the Purchased Loan and Available Unfunded Commitment in respect of any Forward Purchase to the Purchaser and to execute and deliver any and all documents required by the Credit Agreement of such Purchased Loan and Available Unfunded Commitment.

Section 4.2. Amendments. No amendment, waiver or other modification of any provision of this Agreement shall be effective unless agreed to in writing by each of the Purchaser and the Seller.

Section 4.3. Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.

Section 4.4. Severability of Provisions. If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, including, without limitation, as a result of violating the U.S. Investment Company Act of 1940, as amended, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 4.5. GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 4.6. Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 4.7. Headings and Schedule. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 4.8. Confidentiality. The Confidential Information, including the contents of this Agreement, are confidential and shall not be disclosed to any third party, and no party hereto shall make any public announcement relating to this Agreement without the consent of each other party hereto (except that any party hereto may make disclosure or an announcement regarding entry into this Agreement to the extent required by applicable law or regulation whether by way of a press release, filing a Form 8-K or other periodic or current report with the Securities and Exchange Commission or otherwise); except that disclosure by the Receiving Party of this Agreement and its terms or other Confidential Information is permitted (a) to its affiliates and to its and its affiliates’ respective partners, directors, trustees, officers, employees, agents, attorneys, advisors, financing sources, auditors, custodians and administrators and other representatives who need to know such Confidential Information in connection with the transactions contemplated hereby (it being understood that (1) the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential to the same extent as provided in this Section 4.8 and (2) it will be responsible for its affiliates’ compliance with this Section 4.8), (b) to the extent required or requested by any governmental agency, regulatory agency, authority or representative of any of the foregoing with competent jurisdiction over it or its affiliates (including, without limitation, any self-regulatory authority and including, without limitation, any public disclosures required by the Securities and Exchange Commission (or any successor thereof) or any other governmental agency, regulatory agency authority or representative of any of the foregoing), (c) where required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or regulatory inquiry. or to comply with any applicable law, order, regulation, rule, ruling, or disclosure requirement, including without limitation, any requirement of any regulatory body or stock exchange where the shares of such disclosing party are listed, as determined by the disclosing party in good faith, (d) to any other party hereto or to any rating agency in connection with rating the Receiving Party, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) in the case of the Purchaser, in connection with any materials or agreements provided or entered into with investors or potential investors, (g) with the prior written consent of the Disclosing Party, (h) to the extent such Confidential Information (1) becomes publicly available other than as a result of a breach of this Section 4.8 or (2) becomes available to the Receiving Party or any of its affiliates on a nonconfidential basis from a source other than the Disclosing Party or its affiliates and is not actually known by the Receiving Party to be in breach of any other person’s confidentiality obligations to the Disclosing Party, (i) in connection with any permitted acquisition or transfer of any Purchased Loan or other assets contemplated by this Agreement or (j) subject to any agreement containing provisions substantially similar to this Section 4.8, to any financing source of the Seller or Purchaser. Notwithstanding the foregoing or any other provision in this Agreement or any other document, the Purchaser and the Seller (and each employee, representative, or other agent of the Purchaser and the Seller) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended), other than any Confidential Information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Any person required to maintain the confidentiality of Confidential Information as provided in this Section 4.8 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own Confidential Information.

Section 4.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 4.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Seller and Purchaser; provided that, except as expressly set forth herein, neither party hereto may assign nor transfer its rights or obligations hereunder without the prior written consent of the other party (and any such purported assignment or transfer shall be null and void).

Section 4.11. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, electronic mail or postage prepaid to the intended party at the address or email of such party set forth below:

(a)	in the case of the Purchaser:

KKR FS Income Trust

201 Rouse Boulevard, Philadelphia, Pennsylvania 19112

Attention: William Goebel; Ryan Wilson

E-mail: Credit.notices@fsinvestments.com; kkrcreditlegal@kkr.com;

FSIC_Team@fsinvestments.com; ryan.wilson@kkr.com

(b)	in the case of the Seller:

Cliffwater Corporate Lending Fund

c/o Cliffwater LLC

4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Attention: General Counsel

Telephone: 310.448.5000

Email: legal@cliffwater.com, with copies to:

spatel@cliffwater.com; bnesbitt@cliffwater.com and CCLFOperations@cliffwater.com

Notices and communications by e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.

Section 4.12. Equity Interests and Other Assets. For all purposes hereunder, “Purchased Loan” (and any definitions using the term “Purchased Loan”, including without limitation, the term “Loan Rights”) shall include any equity interests and any other assets agreed to by the Purchaser and the Seller, and, (i) with respect to equity interests, any references hereunder to “principal”, “interest,” “lender” and other terms applicable to loans shall be deemed to include “liquidation preference”, “redemption price”, “dividends”, “equity holder” and other similar and corresponding terms for equity interests and (ii) with respect to any other assets, any references hereunder to “principal”, “interest,” “lender” and other terms applicable to loans shall be deemed to include other similar and corresponding terms for such asset.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

CLIFFWATER CORPORATE LENDING FUND, as Seller

By:	/s/ Stephen Nesbitt
Name: Stephen Nesbitt
Title: President

KKR FS INCOME TRUST, as Purchaser

By:	/s/ Ryan Wilson
Name: Ryan Wilson
Title: Co-Chief Operating Officer

[Warehouse Facility]

Exhibit A

Form of Excel Spreadsheet

[Intentionally Omitted]

Exhibit B

Form of Sale Agreement

[FORM OF] SALE AGREEMENT

This SALE AGREEMENT, dated as of [__], 2022 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), between CLIFFWATER CORPORATE LENDING FUND, a Delaware statutory trust, as seller (in such capacity, the “Seller”) and KKR FS INCOME TRUST, a Delaware statutory trust, as purchaser (in such capacity, the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser desires and is required to purchase from the Seller all right, title and interest of the Seller in the Loans and Available Unfunded Commitments (or applicable portions of the foregoing) set forth on Schedule A to this Agreement (the “Schedule of Loans and Available Unfunded Commitments”) and the Loan Rights in respect thereof pursuant to Section 2.2 of that certain Facility Agreement, dated as of August 2, 2022 (the “Facility Agreement”), by and between the Seller and the Purchaser; and

WHEREAS, the Seller desires and is required to sell, transfer, assign and otherwise convey such Loans and Available Unfunded Commitments (or applicable portions of the foregoing) and such Loan Rights to the Purchaser free and clear of all Liens pursuant to Section 2.2 of the Facility Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Purchaser and the Seller as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). All capitalized terms used herein but not defined herein shall have the respective meanings specified in, or incorporated by reference into, the Facility Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Convey” means to sell, transfer, assign or otherwise convey assets hereunder.

“Conveyance” has the meaning set forth in Section 2.1(a).

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any day.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Material Adverse Effect” means a material adverse effect on: (i) the assets, operations, properties, condition (financial or otherwise), or business of the Seller, (ii) the ability of the Seller to perform its obligations under this Agreement and/or any other Transaction Document, (iii) the validity or enforceability of this Agreement and/or any of the other Transaction Documents, (iv) the rights and remedies of the Purchaser under this Agreement and/or any of the other Transaction Documents and/or (v) the validity or enforceability of the Transferred Assets and the Loan Rights in respect thereof.

“Participated Asset” has the meaning set forth in Section 2.2(a).

“Participated Commitment” has the meaning set forth in Section 2.2(a).

“Participated Loan” has the meaning set forth in Section 2.2(a).

“Participation Interests” has the meaning set forth in Section 2.2(a).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Purchaser” has the meaning set forth in the preamble hereto.

“Schedule of Loans and Available Unfunded Commitments” has the meaning set forth in the recitals hereto.

“Seller” has the meaning set forth in the preamble hereto.

“Solvent” means as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and generally pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Transaction Documents” means the Facility Agreement, this Agreement and the other documents to be executed and delivered in connection herewith and therewith, specifically excluding from the foregoing, however, any Related Documents delivered by the Seller in connection with this Agreement.

“Transferred Assets” means, collectively, the Transferred Loans, Transferred Commitments, Participated Assets and Loan Rights Conveyed by the Seller to the Purchaser hereunder.

“Transferred Loans” means each Loan (or applicable portion thereof) Conveyed from the Seller to the Purchaser pursuant to the terms of this Agreement.

“Transferred Commitments” means each Available Unfunded Commitment (or applicable portion thereof) Conveyed from the Seller to the Purchaser pursuant to the terms of this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Voting Rights” has the meaning set forth in Section 2.2(g).

SECTION 1.2 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9. The term “including” when used in this Agreement means “including without limitation.” Each reference to a Loan (or applicable portion of the foregoing) shall include any Participated Loan acquired hereunder unless expressly noted and each reference to an Available Unfunded Commitment (or applicable portion of the foregoing) shall include any Participated Commitment acquired hereunder unless expressly noted.

SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

CONVEYANCES OF TRANSFERRED ASSETS

SECTION 2.1 Conveyances.

(a) On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to Convey to the Purchaser on the Trade Date, and the Purchaser agrees to purchase from the Seller on the Trade Date (the “Conveyance”), all of the Seller’s right, title and interest in and to each Loan and Available Unfunded Commitment (or applicable portion of the foregoing) set forth on the Schedule of Loans and Available Unfunded Commitments and the Loan Rights in respect thereof. Without limiting the foregoing, each of the Purchaser and the

Seller acknowledge and agree that (i) the Trade Date for each such Loan and Available Unfunded Commitment (or applicable portions of the foregoing) shall be the date hereof and (ii) the Conveyance shall be subject to the terms and provisions of Section 2.3 and Section 2.8 of the Facility Agreement in all respects (including with respect to the timing of remittance for certain amounts received following the Trade Date).

(b) It is the express intent of the Seller and the Purchaser that each Conveyance of Transferred Assets by the Seller to the Purchaser pursuant to this Agreement be construed as an absolute sale of such Transferred Assets by the Seller to the Purchaser. Further, it is not the intention of the Seller and the Purchaser that any Conveyance be deemed a grant of a security interest in the Transferred Assets by the Seller to the Purchaser to secure a debt or other obligation of the Seller.

(c) In connection with the Conveyance, the Seller shall take all actions necessary to effectuate the Conveyance free and clear of all Liens, including executing and delivering all documents, instruments and agreements (including assignment and assumption agreements required under the underlying Related Documents) and obtaining any consents required to effectuate such Conveyance pursuant to the terms and provisions of the Related Documents for each Loan and Available Unfunded Commitment (or applicable portion of the foregoing) set forth on the Schedule of Loans and Available Unfunded Commitments.

(d) The Seller agrees that from time to time, at the Purchaser’s expense, it will promptly execute and deliver all instruments and documents and take all actions as may be reasonably necessary or as the Purchaser may reasonably request, in order to perfect or protect the interest of the Purchaser in the Transferred Assets purchased hereunder or to enable the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the foregoing, the Seller will, in order to accurately reflect the Conveyances contemplated by this Agreement, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant hereto) or other documents or instruments as may be reasonably requested by the Purchaser and mark its master computer records (or related sub-ledger) noting the purchase by the Purchaser of the Transferred Assets and the Lien of the Purchaser pursuant to the Transaction Documents. Upon consummation of the Conveyance, the Seller hereby authorizes the Purchaser to file and, to the fullest extent permitted by applicable law the Purchaser shall be permitted to file initial financing statements, continuation statements and amendments thereto and assignments thereof without the Seller’s further action; provided that the description of collateral contained in such financing statements shall be limited to only Transferred Assets and all proceeds thereof. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

SECTION 2.2 Participated Assets.

(a) In connection with the Conveyance of any Transferred Assets, to the extent that all conditions specified in the applicable Related Documents to the transfer of record ownership of a Loan or Available Unfunded Commitment (or applicable portion thereof) to the Purchaser have not been satisfied on or prior to the Trade Date, the related Conveyance will take the form of the grant of an undivided 100% participation interest in such Loan or Available Unfunded Commitment (or applicable portion thereof), as applicable, on the Trade Date (each such Loan (or applicable portion thereof), a “Participated Loan”, each such Available Unfunded Commitment (or applicable portion thereof), a “Participated Commitment” and, each Participated Loan and Participated Commitment, collectively, “Participated Assets”). With respect to any Participated Asset, the Seller and Purchaser will use commercially reasonable efforts to cause the relevant participation to be elevated to an assignment as soon as reasonably practicable, pursuant to the provisions of Section 2.2(c), after the Trade Date. Such elevation is referred to herein as the “Elevation” with respect to any Participated Asset, and the date of any Elevation of such Participated Asset is referred to herein as the related “Elevation Date”. With respect to each Participated Asset, on the Trade Date, the Seller hereby sells, transfers and grants to the Purchaser, and the Purchaser hereby acquires from the Seller, a 100% undivided participation interest in such Loan, which interest shall include, to the extent permitted to be transferred under the terms governing such Loan and under applicable law, all claims, causes of action and any other right of the Seller (in its capacity as a lender under any Related Documents executed and delivered in connection with a Loan), whether known or unknown, against any obligor or any of its affiliates, agents, representatives, contractors, advisors or other Person arising under or in connection with such documentation or that is in any way based on or related to any of the foregoing or the loan transactions governed thereby, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and purchased pursuant to this Agreement (each, a “Participation Interest” and collectively, the “Participation Interests”), in each case, for settlement of Conveyance on the Trade Date upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, the Seller and the Purchaser agree that the tenor, interest rate, fees and other terms of a Participated Asset shall be coextensive with those of the underlying Loan or Available Unfunded Commitment, as applicable. Until Elevation occurs for each Participated Asset, the Seller shall hold title to each of the Participated Assets for the benefit of the Purchaser to the extent of the Participation Interests.

(b) The Seller agrees that, until the Elevation of each Participated Asset has been completed, it shall exercise the same duty of care in the administration and enforcement of the Participated Assets that it would exercise if it held the Participated Asset solely for its own account, but in any event, no less than a commercially reasonable standard of care.

(c) Subject to the terms and provisions of the applicable Participated Assets, the Seller and the Purchaser shall use commercially reasonable efforts to effect an Elevation, as soon as reasonably practicable and in all events within ninety (90) days of the Trade Date, with respect to each such Participated Asset and take such action (including the execution and delivery of an assignment agreement) as shall be mutually agreeable in connection therewith and in accordance with the terms and conditions of each such Participated Asset and the applicable Related Documents in connection therewith and consistent with the terms of this Agreement. The Purchaser shall pay any elevation fees, transfer fees and other expenses payable in connection with an Elevation and any expenses of administering each Participated Asset prior to its Elevation.

(d) If the Seller is dissolved, each party agrees (so far as the same is within its power and control) that the Participation Interests in each of the Participated Assets shall elevate automatically and immediately to an assignment and all of the Seller’s rights, title, interests and ownership of such Participated Assets shall vest in the Purchaser. The Seller shall be deemed to have consented and agreed to Elevation for each of the Participated Assets upon the execution of this Agreement. The Seller agrees that, following the Seller’s dissolution, the Purchaser shall be permitted to take any and all action necessary to effectuate an Elevation and/or finalize an assignment of any of the Participated Assets, and in furtherance of the foregoing, effective immediately upon a dissolution of the Seller, the Seller hereby makes, constitutes and appoints the Purchaser, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Purchaser reasonably deems appropriate or necessary in connection with any Elevation or finalization of an assignment of any of the Participated Assets. The foregoing power of attorney is (x) hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the bankruptcy or insolvency or dissolution of the Seller and (y) expressly limited to the foregoing actions taken with respect to Participated Assets.

(e) Unless otherwise entitled to such amounts under the Facility Agreement, in the event the Seller receives any principal, interest, fees or collections or other amounts with respect to any Loan or Available Unfunded Commitment (or applicable portion of the foregoing), the Seller shall hold such amounts in trust for the benefit of the Purchaser and shall deposit such amounts into an account designated by the Purchaser to the Seller within two (2) business days of receipt thereof by the Seller (or, with respect to any amounts governed by clause (z) of the third WHEREAS clause in the Facility Agreement that the Purchaser and the Seller determine will be allocated to the Purchaser, within two (2) business days of the date of such determination).

(f) Subject to the terms of the applicable Related Documents, the Seller (i) shall not take (and shall refrain from taking) any action with respect to which the Seller has the right to vote on or consent to any waiver, amendment, modification or other action with respect to any Participated Asset or any documentation relating thereto (collectively, “Voting Rights”), except in accordance with the prior instructions of the Purchaser and (ii) shall take (or refrain from taking) any action with respect to the Voting Rights with respect to any Participated Asset or any documentation relating thereto in accordance with the prior instructions of Purchaser. This clause (f) shall apply solely to the Participated Assets and, for the avoidance of doubt, supersede Section 2.6 of the Facility Agreement with respect thereto.

ARTICLE III

CONSIDERATION AND PAYMENT

SECTION 3.1 Payment of Purchase Price. The Purchaser shall pay to the Seller on the Trade Date the applicable Purchase Price specified in the Facility Agreement for each Loan and Available Unfunded Commitment (or applicable portion of the foregoing) specified on the Schedule of Loans and Available Unfunded Commitments pursuant to the terms and provisions of the Facility Agreement; provided that, for the avoidance of doubt, each of the Purchaser and the Seller acknowledge and agree that the Purchase Price for each Loan and Available Unfunded Commitment (or applicable portion of the foregoing) determined pursuant to the foregoing calculation as of the Trade Date is set forth opposite such Loan and Available Unfunded Commitment (or applicable portion of the foregoing) on the Schedule of Loans and

Available Unfunded Commitments and that the adjustments to the Purchase Price paid hereunder in connection with the Settlement Date (after giving effect to Section 2.3 and 2.8 of the Facility Agreement) shall be without duplication of any amounts (that are attributable to the Purchase Price) paid by the Purchaser to the Seller in connection with any Loan or available Unfunded Commitment (or applicable portion thereof) in connection with the Trade Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Seller’s Representations and Warranties. The Seller represents and warrants to the Purchaser as of the Trade Date and as of each date thereafter until the date in which the Elevation Date for all of the Participated Assets have occurred:

(a) Organization and Good Standing. The Seller is duly organized as a statutory trust in the state of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under the Transaction Documents.

(b) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery of, and the performance of its obligations under, this Agreement and the other instruments, certificates and agreements contemplated hereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and bind obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws and general principles of equity (whether such enforceability is considered in a suit at law or in equity).

(c) Non-Contravention. None of the execution and delivery of this Agreement, the consummation of the transaction herein contemplated, or compliance by it with the terms, conditions and provisions hereof, will (i) conflict with, or result in a material breach or violation of, or constitute a default under its constituent documents or (ii) conflict with or contravene in any material respect any applicable law, order, writ, judgment, award, injunction or decree binding on or affecting it or affecting any of its assets or properties.

(d) Place of Business. The principal place of business and chief executive office of the Seller, and the offices where the Seller keeps all its books and records related to the Transferred Assets and the Related Documents (which books and records, for the avoidance of doubt, are held exclusively in electronic form), are located at its address specified in Section 7.4 (as such location may be changed by written notice to the Purchaser in accordance with this Agreement), or such other locations notified to the Purchaser in accordance with this Agreement. As of the Trade Date, there are no, and during the past four months (or such shorter time as the Seller has been in existence) there have not been, any other locations where the Seller is located (as that term is used in the UCC of the jurisdiction where such principal place of business is located).

(e) Solvency. The Seller is, and after giving effect to each of the transactions under this Agreement, will be Solvent.

SECTION 4.2 Purchaser Representations and Warranties. The Purchaser represents and warrants to the Seller as of the Trade Date and as of each date thereafter until the date in which the Elevation Date for all of the Participated Assets have occurred:

(a) Organization and Good Standing. The Purchaser is duly organized as a statutory trust in the state of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under the Transaction Documents.

(b) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery of, and the performance of its obligations under, this Agreement and the other instruments, certificates and agreements contemplated hereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and bind obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws and general principles of equity (whether such enforceability is considered in a suit at law or in equity).

(c) Non-Contravention. None of the execution and delivery of this Agreement, the consummation of the transaction herein contemplated, or compliance by it with the terms, conditions and provisions hereof, will (i) conflict with, or result in a material breach or violation of, or constitute a default under its constituent documents or (ii) conflict with or contravene in any material respect any applicable law, order, writ, judgment, award, injunction or decree binding on or affecting it or affecting any of its assets or properties.

ARTICLE V

COVENANTS OF THE SELLER

SECTION 5.1 Covenants of the Seller. The Seller hereby covenants and agrees with the Purchaser that, from the Trade Date until and the date in which the Elevation Date for all of the Participated Assets have occurred and unless the Purchaser otherwise consents in writing:

(a) Preservation of Company Existence. The Seller shall: (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.

(b) Cash Management Systems: Deposit of Collections. The Seller shall transfer, or cause to be transferred, all principal, interest, fees and other collections and amounts received by the Seller in respect of each Transferred Asset to an account designated by the Purchaser to the Seller by the close of business on the second business day following the date of receipt thereof.

(c) Books and Records. The Seller shall keep proper books of record and account in which full and correct entries shall be made of all transactions with the Purchaser and the assets and business of the Seller related to its obligations under this Agreement and the other Transaction Documents or any Transferred Assets or assets proposed to be transferred hereunder or thereunder in accordance with GAAP, maintain and implement administrative and operating procedures necessary to fulfill its obligations hereunder; keep and maintain all documents, books, records and other information necessary or reasonably advisable and relating to the Transferred Assets prior to their Conveyance hereunder or thereunder for the collection of all Transferred Assets; allow the Purchaser to review such books and records during normal business hours with at least one (1) business days’ prior written notice to the Seller; and take all actions necessary or advisable to maintain good and marketable title to the Transferred Assets except to the extent expressly set forth herein.

(d) Liens. The Seller shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights in respect of the Transferred Assets, including any right with respect to the Transferred Assets under any of the Transaction Documents (other than the Lien covering this Agreement and existing on the Trade Date). For the avoidance of doubt, this Section 5.1(d) shall not apply to any property retained by the Seller and not Conveyed or purported to be Conveyed hereunder.

(e) Sale Characterization. The Seller shall not make statements or disclosures, or treat the transactions contemplated by this Agreement in any manner other than as a true sale or absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Loans Conveyed or purported to be Conveyed hereunder.

(f) Related Documents. On the Trade Date and each Elevation Date, the Seller shall deliver to the Purchaser each assignment and assumption agreement and other Related Document required to effectuate the Conveyance or Elevation, as applicable, of each Transferred Asset under the applicable Related Documents for such Transferred Asset.

ARTICLE VI

DILUTIONS

SECTION 6.1 Dilutions, Etc. The Seller agrees that, if the principal amount of a Transferred Asset that has been sold by the Seller hereunder is either reduced or adjusted downward as a result of any valid setoff by the obligor thereunder, the Seller shall be deemed to have received on such day a collection of such Transferred Asset in the amount of such setoff and shall, within two (2) business days, pay to an account designated by the Purchaser in immediately available funds an amount equal to such setoff (which, for the avoidance of doubt, shall reduce the amount owing by the Seller hereunder with respect to such Transferred Asset).

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1 Amendments, Etc. This Agreement and the rights and obligations of the parties hereunder may not be amended, supplemented, waived or otherwise modified except in an instrument in writing signed by the Purchaser and the Seller. Any Conveyance or reconveyance executed in accordance with the provisions hereof shall not be considered an amendment or modification to this Agreement.

SECTION 7.2 GOVERNING LAW; JURY WAIVER THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

SECTION 7.3 Consent to Jurisdiction Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 7.4 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, electronic mail or postage prepaid to the intended party at the address or email of such party set forth below:

(a)	in the case of the Purchaser:

KKR FS Income Trust

201 Rouse Boulevard, Philadelphia, Pennsylvania 19112

Attention: William Goebel; Ryan Wilson

E-mail: Credit.notices@fsinvestments.com; kkrcreditlegal@kkr.com;

FSIC_Team@fsinvestments.com; ryan.wilson@kkr.com

(b)	in the case of the Seller:

Cliffwater Corporate Lending Fund

c/o Cliffwater LLC

4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Attention: General Counsel

Telephone: 310.448.5000

Email: legal@cliffwater.com, with copies to:

spatel@cliffwater.com; bnesbitt@cliffwater.com and

CCLFOperations@cliffwater.com

Notices and communications by e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.

SECTION 7.5 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.6 Further Assurances. (a) The Seller agrees that at any time and from time to time, at the Purchaser’s expense and upon reasonable request of the Purchaser, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the Conveyances or to enable the Purchaser to exercise and enforce its rights and remedies under this Agreement

(b) Each of the Seller and the Purchaser agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments reasonably requested by the other party to more fully effect the purposes of this Agreement and the other Transaction Documents.

SECTION 7.7 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

SECTION 7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

SECTION 7.9 Binding Effect; Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

SECTION 7.10 Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the other Transaction Documents set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the other Transaction Documents.

SECTION 7.11 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

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IN WITNESS WHEREOF, the Purchaser and the Seller each have caused this Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

CLIFFWATER CORPORATE LENDING FUND, as Seller

By:
Name:
Title:

KKR FS INCOME TRUST, as Purchaser

By:
Name: Title:

[Sale Agreement]

Schedule A

SCHEDULE OF LOANS AND AVAILABLE UNFUNDED COMMITMENTS

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